EXHIBIT 99(b)

                          PRESS RELEASE


FOR IMMEDIATE RELEASE
FRIDAY
SEPTEMBER 16, 1994

CONTACT PERSON:  STACY DUCKETT
                 DIRECTOR, CORPORATE COMMUNICATIONS
                 (501) 688-8229


             TERRY ELLIOTT JOINS TCBY ENTERPRISES AS
               SENIOR VP OF CORPORATE DEVELOPMENT


LITTLE ROCK, AR - September 16, 1994 - TBCY Enterprises, Inc. (NYSE:TBY) has announced that Terry Elliott has joined the Company effective September 12 as its new Senior Vice President of Corporate Development. This is a newly created position.

Mr. Elliott brings to the Company 26 years of financial and management experience with a focus on improving operations of companies.

Mr. Elliott previously served as Senior Partner and Office Managing Partner with Ernst & Young's Little Rock office.
"We are extremely pleased to have Mr. Elliott join our management team at TCBY. His guidance and insights will be instrumental in the development and execution of the Company's long-term plans," said Frank D. Hickingbotham, Chairman and CEO.


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